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                                                                  EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 1, 1996, between PHYSICIANS TRUST, INC., a Delaware corporation (the "Corporation"), and ROBERT F. STRANGE, JR. ("Executive").

                                    RECITALS

         A. Executive desires to become employed by the Corporation as Chief Executive Officer for the term hereof pursuant to the terms and conditions set forth in this Agreement.

         B. The Corporation desires to employ Executive in such capacity pursuant to the terms and conditions set forth in this Agreement.

         C. Executive recognizes that an important aspect of the Corporation's business includes its trade secrets and proprietary information and that it is appropriate and necessary for the Corporation to protect such matters and Executive recognizes and acknowledges that it is reasonable and necessary for certain restrictions to be placed on Executive's ability to compete with the Corporation in order to protect the legitimate business interest of the Corporation.

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth below, the parties covenant and agree as follows:

         1. DUTIES. During the term of this Agreement, Executive agrees to be employed by and to serve the Corporation as Chairman of the Board of Directors and Chief Executive Officer, and the Corporation agrees to employ and retain Executive in such capacity. Executive shall devote his best efforts and his business time, energy, and skill in order to perform his duties assigned to him. Provided, however, the Employee shall be entitled to serve on the Board of Directors of other corporations and receive remunerations for serving in such capacity. In the performance of his duties hereunder, Executive shall at all times be subject to the directions of the Board of Directors of the Corporation.

         2.      TERM AND TERMINATION.

                 2.1 BASIC TERM. Subject to the provisions for termination as hereinafter set forth, the initial term of employment of Executive by the Corporation shall be for a period of five years commencing on the effective date hereof. The initial term shall be automatically extended for two years unless either party shall give written notice of termination of this Agreement at least 60 days before the expiration of the initial five year term. In the event that Executive shall continue in the full-time employment of the Corporation after the initial five-year period without a written extension of this Agreement, such continued employment shall be for successive annual periods and shall be subject to the terms and conditions of this Agreement.

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Employment Agreement-Physician's Trust, Inc.
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                 2.2      TERMINATION OF AGREEMENT.  Executive's employment
under this Agreement may be terminated under any of the following circumstances:

      (a)     Immediately by the Corporation, upon the death of Executive.

                          (b) At the option of the Corporation in the event that Executive should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than six months. The Corporation's option shall be exercised in writing and delivered to Executive and shall be effective upon delivery.

                          (c) Immediately, upon written notice by the Corporation for cause which for purposes of this Agreement shall be defined as (i) Executive's willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation,
                 (ii) Executive's willful breach of any term or provision of this Agreement which breach shall have remained substantially uncorrected for 30 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

                          (d)     Upon 60 days written notice by the
                 Corporation or the Executive, at any time, with or without cause.

                 2.3 EFFECTS OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 2.2 or upon expiration of the term of the Agreement, neither the Executive nor the Corporation shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement. The obligations, promises or covenants contained herein that shall extend beyond the term of this Agreement shall include, without limitation, those obligations, promises or covenants contained herein regarding confidentiality of information, indemnities and the Executive's covenants not to compete and to pay damages.

                 2.4 PAYMENTS UPON TERMINATION. Upon termination for any of the foregoing causes, the Executive or his estate shall be entitled to receive all accrued and unpaid compensation, including salary and bonuses and unpaid vacation and reimbursements for certain expenses through the effective date of termination. In the event of the Executive's termination for any reason other than for cause (in accordance with Section 2.2(c)) or the Executive's voluntary termination (in accordance with Section 2.2(d)), which is not the result of a constructive termination (which shall mean a significant change in Executive's job description or duties such that Executive would no longer be



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performing the duties of an executive officer), Executive shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination along with insurance benefits for the remainder of the term if termination occurs during the initial term and for a period of one year if termination occurs during the renewal term.

         3.      SALARY AND BENEFITS.

                 3.1 BASE SALARY. As payment for the services to be rendered by Executive, the Corporation agrees to pay to Executive a monthly base salary in an amount not less than the amounts set forth on Schedule A attached to this Agreement. All compensation of any kind paid to Executive under this Agreement will be payable in accordance with the Corporation's regular payroll policies and subject to customary withholding and employment taxes.

                 3.2 BONUS. During each calendar quarter commencing one full calendar quarter after the IPO (as defined on Schedule "A"), Executive shall receive a bonus equal to 6% of the increase in the pre tax net income per share (over the net income per share for the most recent calendar quarter) times the number of shares outstanding at the end of the quarterly period for which the bonus is granted, except that such bonus shall not exceed 150% of the base salary for the same calendar quarter. Shares outstanding shall be determined on a fully diluted basis including for such purpose all vested stock options and all delayed delivery shares of common stock required to be issued by the Corporation. Increases shall only be measured on increases in net income (i.e., from break even) and no bonus shall be payable for any quarter unless there is net income.

                 3.3 STOCK OPTIONS. In addition to the base salary payable pursuant to Section 3.1 and the bonus payable pursuant to Section 3.2, the Corporation agrees to grant Executive stock options as follows: on the effective date of this Agreement, Executive shall be granted options to purchase (i) 150,000 shares of common stock for a price of one penny per share, exercisable in equal quarterly increments over 36 months, at the end of each successive quarter from the effective date, (ii) 150,000 shares of common stock at an option price of $.50 per share, exercisable in quarterly increments over 24 months at the end of each successive quarter commencing with the month following the expiration of the 36 month period pursuant to (i) above. Such options shall be issued pursuant to the Corporation's 1996 Stock Option Plan and shall immediately become exercisable in the event of Executive's termination by the Corporation without cause or a constructive termination (a significant change in Executive's job description or duties such that Executive would no longer be performing the duties of an executive officer) or in the event of a sale or merger of the Corporation.

                 3.4 EMPLOYEE HEALTH BENEFIT PLANS. Executive shall be eligible to participate in such of the Corporation's medical, dental, and health insurance benefit plans as may be established by the Board of Directors of the Corporation and made generally available to officers of the Corporation until termination of this Agreement. Said Health Insurance Plan shall cover Executive, spouse and dependents with Corporation paid premiums and per person deductibles of not more than $250.00 per year and maximum co-insurance of not more than twenty (20%) percent.





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                 3.5      VACATION.  Executive shall be entitled to all federal
"bank" holidays plus 20 additional days of vacation time without loss of compensation during each year of employment. Such vacation time may be accrued and carried over if not used in full in each year.

                 3.6 BUSINESS EXPENSES. Executive will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder, including expenditures for mobile telephone service, entertainment, gifts and travel, provided (a) that each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation and (b) Executive furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

                 3.7 INDEMNIFICATION. The Corporation will indemnify and hold harmless Executive in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Executive or director of the Corporation to the fullest extent that may be permitted by applicable law. Furthermore, the Corporation hereby expressly releases, acquits and forever discharges the Executive, his heirs, assigns, executors, administrators, agents, successors in interest, and legal representatives, of and from any and all claims, demands, complaints, liabilities, causes of action, controversies, damages, charges, agreements, promises, obligations, rights, actions, remedies, suits, injuries, debts, expenses and claims for attorney's fees whether at law or in equity, based upon, resulting from or arising out of actions or conduct undertaken by the Executive in good faith on behalf of the Corporation, within the scope of duties as an officer, director or employee of the Corporation.

         4.      COVENANTS OF EXECUTIVE.

                 4.1 NON-COMPETITION. During the term of his employment under this Agreement, Executive shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any physician practice management company, magnetic resonance imaging or diagnostic imaging business. Notwithstanding the foregoing, Executive shall be free, without the Corporation's consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other securities of any corporation which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or, five percent of the stock or other securities of any privately held corporation that might be in competition with the Corporation.

                 4.2 NON-SOLICITATION. Upon expiration of the term or termination of this Agreement, Executive covenants that he shall not for six months following such termination directly or indirectly as an owner, partner, shareholder, employee in an executive capacity, consultant, or in any similar manner (i) solicit, divert or attempt to solicit or divert any entity or person which has an existing client or customer relationship with the Corporation to avail themselves of the services, provides or programs of any other person or entity which are competitive, in the Corporation's existing markets with any of the services, products or programs provided by the Corporation, or





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Employment Agreement-Physician's Trust, Inc.
and Robert F. Strange, Jr.                 -4-
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(ii) solicit, encourage or induce any employee of the Corporation to terminate his or her employment with the Corporation. For purposes of this Agreement, the business of the Corporation shall mean physician practice management and ancillary services including magnetic resonance imaging and diagnostic imaging in the areas of orthopedics and neurology.

         5. UNENFORCEABILITY. The Corporation and Executive recognize and agree that the covenants described in Sections 4.1 and 4.2 are ancillary to an otherwise enforceable agreement, that the duration, scope and geographic area applicable to the covenant described in Sections 4.1 and 4.2 are fair, reasonable, and necessary, that adequate compensation has been received by Executive under this Agreement for such obligations, that these obligations do not prevent Executive from earning a livelihood, and that enforcement of the covenants described in Sections 4.1 and 4.2 is necessary to prevent irreparable harm and damage to the business of the Corporation. If, however, for any reason, any court of competent jurisdiction determines that the restrictions in either Section 4.1 or Section 4.2 are not reasonable, that the consideration is inadequate, or that Executive has been prevented from earning a livelihood, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified in either Section
4.1 or Section 4.2 as will render such restrictions valid and enforceable.

         6. CONFIDENTIALITY. Executive agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the Corporation's operations, customer lists, financial data, any and all reports to the Corporation by Executive during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the Corporation) relating to the business or operations of the Corporation or of its affiliates, shall be kept and treated as confidential both during and after the term of this Agreement, provided that Executive shall not incur any liability for disclosure of information which (a) was permitted in writing by the Corporation's Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement. All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Executive's possession at any time during Executive's employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation.

         7.      MISCELLANEOUS.

         7.1 BINDING ARBITRATION. Upon the request of any party (whether made before or after the institution of any legal proceeding), any action, dispute, claim, or controversy of any kind (including, but not limited to, actions in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement shall be resolved by binding arbitration. All arbitration proceedings between the parties shall be conducted in Houston, Texas and shall be administered by the American Arbitration Association (the "AAA"), in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). The decision rendered in the arbitration





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proceeding shall be final and conclusive upon the parties and may be enforced by any court of competent jurisdiction.

                 7.2 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                 7.3 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Executive from the Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

                 7.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:



         If to the Corporation:                Physicians Trust, Inc.
                                               2425 West Loop South, Suite 200
                                               Houston, Texas  77027
                                               Attn:  Robert F. Strange, Jr.

         If to Executive:                      Robert F. Strange, Jr.
                                               5531 Cedar Creek
                                               Houston, Texas 77056


         Any party may change its address for notices by notice duly given pursuant to this Section 7.4.

                 7.5 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

                 7.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Executive and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 7.4.

                 7.7 INJUNCTIVE RELIEF. The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 4 or 6 of this Agreement and damages to Executive in the event of a breach of Section 3, would be difficult or impossible to



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ascertain and that there is and will be available to either the Corporation or
Executive no adequate remedy at law in the event of any such breach. Accordingly, Executive and the Corporation agree that, in the event of such breach, the Corporation or Executive shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation or Executive may be entitled.

                 7.8 SURVIVAL; NON-ASSIGNABILITY. The Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation, or organization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of Executive; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Executive.

                 7.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                 7.10 SEVERABILITY. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

                 7.11 ATTORNEY'S FEES. In the event legal action is brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and related costs.

  7.12     EFFECTIVE DATE.  This Agreement shall be effective October 1, 1996.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.



 ATTEST:                                CORPORATION:

                                        PHYSICIANS TRUST, INC.

_________________________               By: /s/ ROBERT F. STRANGE, JR.
                                           ------------------------------------
                                           Robert F. Strange, Jr., President

                                        EXECUTIVE:

                                            /s/ ROBERT F. STRANGE, JR.
                                        ---------------------------------------

                                        Robert F. Strange, Jr.





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Employment Agreement-Physician's Trust, Inc.
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                                  EXHIBIT "A"



                                                    Amount
                                                    ------

               First Year                  $195,000 per year ($16,250 per month)

               Second Year                 $195,000 per year ($16,250 per month)

               Third Year                  $225,000 per year ($18,750 per month)

               Fourth Year                 $235,000 per year ($19,583 per month)

               Fifth Year                  $250,000 per year ($20,833 per month)





         Compensation shall be paid as $5,000 in cash each month during the first year and $10,000 in cash each month during the second year, with the balance accrued each month prior to the IPO. The accrued portion of Executive's base salary, plus a bonus of $15,000 shall be paid to Executive at the IPO. For purposes of this Agreement, IPO shall mean any public or private stock offering which raises cash of at least $5 million.





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Exhibit  A  - Employment Agreement
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